EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Kos Pharmaceuticals, Inc.
Constance Bienfait
Executive Director
Corporate Communications
(305) 523-3658

TPNA
Matt Kuhn
(847) 383-3454

KOS PHARMACEUTICALS AND TAKEDA PHARMACEUTICALS NORTH AMERICA ANNOUNCE
MULTI-YEAR CO-PROMOTION AGREEMENT FOR NIASPAN® AND ADVICOR®

•	Co-promotion agreement will broaden Kos’ reach into largely untapped primary care universe

•	Takeda to contribute more than 1,000 sales reps to enhance awareness of Niaspan® and Advicor®

•	Partnership could more than double potential prescribing base and increase detail frequency with current Kos physicians

      MIAMI, Fl., and LINCOLNSHIRE, Ill., November 4, 2003 – Kos Pharmaceuticals, Inc. (Nasdaq: KOSP) and Takeda Pharmaceuticals North America, Inc. (TPNA) today announced a three-year agreement to co-promote Kos’ Niaspan® and Advicor® in the United States. The co-promotion agreement adds more than 1,000 TPNA sales representatives to the existing Kos sales force to detail Niaspan (extended-release niacin) and Advicor (extended-release niacin/lovastatin), two products developed by Kos for the treatment of cholesterol disorders. Such increased promotional effort is expected to significantly enhance the value of Kos’ cholesterol franchise within the U.S., the largest cholesterol market in the world. For TPNA, the agreement fills current sales force capacity while allowing the company to continue to grow its franchise product, ACTOS® (pioglitazone HCl) and develop its existing pipeline.

      “Our partnership with Takeda to market Niaspan and Advicor in the U.S. could be one of the most important strategic initiatives the company has taken since the launch of Advicor,” said Adrian Adams, president and chief executive officer, Kos Pharmaceuticals, Inc. “Takeda’s significant presence in the primary care universe will effectively penetrate an area that we have not concentrated on and will not only more than double our reach to possibly an additional 48,000 physicians, but will also permit Kos to increase frequency with our current physician prescribing base, which consists primarily of specialists who treat coronary heart disease patients. Moreover, by leveraging Takeda’s strong sales and marketing capabilities, this is an extremely effective way to increase our share of voice in the cholesterol market.”

      "Niaspan and Advicor are great complements to our diabetes product, ACTOS,” commented Mark Booth, president, Takeda Pharmaceuticals North America, Inc. “Given the association between

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diabetes and cardiovascular disease, each with a rapidly growing incidence rate, we see a significant opportunity to broaden the use of these two highly differentiated products while we continue to grow ACTOS, particularly among primary care physicians and diabetologists.”

      Coronary heart disease and type 2 diabetes affect 14 million and 16 million patients, respectively, and more than 60 percent of patients who have diabetes also have coronary heart disease.

      Niaspan and Advicor, both approved by the United States Food and Drug Administration (FDA), are two highly differentiated lipid-modifying products that participate in the large and rapidly growing U.S. cholesterol market, projected to reach approximately $14 billion in annual revenue in 2003.

      Pursuant to this agreement, TPNA will utilize its U.S.-based sales force, which now exceeds 1,000 representatives, to not only promote its product, ACTOS, but also detail Kos’ Advicor and Niaspan. TPNA is responsible for providing a promotional effort that will nearly double Kos details per year, and for all costs associated with its sales force, including promotional materials and samples. Kos is responsible for manufacturing and supplying both products and will collect and record all sales associated with its products. The co-promotion arrangement has a three-year term commencing January 2004 and provides for residual payments to TPNA after the three years, if the parties do not renew the agreement.

      Kos’ senior management will host a conference call at 10:30 a.m. ET to discuss the Company’s announcements. There will be slides associated with our conference call remarks and press release, which are available on our webcast. The conference call will be available live via the Internet by accessing Kos’ website at . Please go to the website at least fifteen minutes prior to the call to register, download and install any necessary audio software. For those who cannot access the webcast, you can dial into the conference call at 719-457-2661 domestic or international, conference passcode 578681. A replay will also be available on the website at www.kospharm.com or by calling 719-457-0820 domestic or international, and entering 578681 from 1:30 PM ET on Tuesday, November 4, 2003, until 12:00 midnight ET on Friday, November 7, 2003.

      About Niaspan:

      Available since 1997, Niaspan is the only FDA-approved, once-daily extended-release formulation of niacin for treating abnormal cholesterol levels. Niacin is a B-vitamin that for decades had been known to be an effective cholesterol medication at high doses but was limited by significant side effects. Kos’ solid-dose drug delivery technology transformed niacin, the most powerful agent available for increasing HDL-C (High-Density Lipoprotein; “good” cholesterol) into a highly effective, patient friendly therapy used by thousands of patients with coronary disease. Niaspan is indicated as an adjunct to diet when the response to a diet restricted in saturated fat and cholesterol and other nonpharmacologic measures alone has been inadequate, to reduce elevated total cholesterol, LDL-C (Low-Density Lipoprotein; “bad” cholesterol), Apo B, and triglycerides (TG) levels, and to increase HDL in patients with primary hypercholesterolemia and mixed dyslipidemia. Additionally, Niaspan is indicated to reduce the risk of recurrent heart attacks in patients who have a history of heart attack and hypercholesterolemia.

      About Advicor:

      Advicor, the first and only FDA-approved combination therapy for the treatment of patients with multiple lipid disorders, combines Niaspan with lovastatin, the first in the class of cholesterol drugs known as statins, in a single tablet formulation. Statins are known to be the most effective class of lipid-modifying drugs for reducing LDL levels, with lovastatin being the most time-tested, while niacin is the most powerful agent available for increasing HDL. Advicor gives physicians a convenient and safe option for the treatment of mixed dyslipidemia. Advicor is a single tablet medication that treats the major lipid parameters: LDL, HDL, and TGs and the emerging risk factor lipoprotein (a). Advicor is a fixed-dose combination product and is not indicated for initial therapy. Advicor is

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indicated as an adjunct to diet when the response to a diet restricted in saturated fat and cholesterol and other nonpharmacologic measures alone has been inadequate, for the treatment of primary hypercholesterolemia and mixed dyslipidemia in patients who are taking lovastatin and need further TG lowering or HDL raising who may benefit from having niacin added to their regimen, who need further LDL lowering, or who may benefit from having lovastatin added to their regimen.

      Niaspan and Advicor are contraindicated in patients with a known hypersensitivity to their components, active liver or peptic ulcer disease, or unexplained persistent liver enzyme elevation or arterial bleeding. Advicor should not be taken by pregnant or nursing women. These products should be prescribed with caution in patients who drink substantial amounts of alcohol and/or have a past history of liver disease. Liver function tests should be monitored periodically. Niaspan or Advicor should not be substituted directly for equal doses of immediate-release niacin. Combination therapy with niacin and a statin may increase the risk of myopathy and a serious but rare condition referred to as rhabdomyolysis. The most common adverse event with Niaspan and Advicor is flushing of the skin. Other commonly reported adverse events include headache, gastrointestinal symptoms and rash. Diabetic patients may experience a dose-related rise in blood sugar with these products.

      About ACTOS:

      ACTOS is indicated as an adjunct to diet and exercise to improve glycemic control in patients with type 2 diabetes, and in combination with a sulfonylurea, metformin or insulin when diet, exercise plus the single agent does not result in adequate glycemic control. ACTOS, like other thiazolidinediones, can cause fluid retention and weight gain when used alone or in combination with other antidiabetic agents, including insulin. Fluid retention may lead to or exacerbate heart failure. Patients should be observed for signs and symptoms of heart failure, and ACTOS should be discontinued if any deterioration in cardiac status occurs. ACTOS has not been evaluated in patients with NYHA Class III and IV cardiac status; therefore, ACTOS is not recommended in these patients.

      Because ACTOS is a member of the thiazolidinedione class, patients should obtain medical monitoring of liver enzyme levels before and during therapy with ACTOS. ACTOS should not be initiated in patients exhibiting clinical evidence of active liver disease. In clinical studies with ACTOS, the most commonly reported side effects included symptoms of upper respiratory tract infection, headache, sinusitis, muscle pain, tooth disorder and sore throat. Additionally, mild to moderate edema and anemia have been reported in patients taking ACTOS. ACTOS should be used with caution in patients with edema. Patients receiving ACTOS in combination with insulin or sulfonylureas may be at risk for hypoglycemia, and a reduction in the dose of insulin or sulfonylureas may be necessary.

      About Kos Pharmaceuticals:

      Kos Pharmaceuticals, Inc. (www.kospharm.com) is a fully integrated specialty pharmaceutical company engaged in developing, commercializing, manufacturing and marketing proprietary prescription products for the treatment of chronic diseases. The Company’s principal product development strategy is to reformulate existing pharmaceutical products with large market potential to improve safety, efficacy, or patient compliance. The Company currently markets Niaspan and Advicor for the treatment of cholesterol disorders. Kos is developing additional products and has proprietary drug delivery technologies in solid-dose and aerosol metered-dose inhalation administration.

      About Takeda Pharmaceuticals North America:

      Based in Lincolnshire, Ill., Takeda Pharmaceuticals North America, Inc. (www.tpna.com) is a wholly-owned subsidiary of Takeda Chemical Industries, Ltd. in Osaka, Japan. Takeda is a research-based global company with its main focus on pharmaceuticals. As the largest pharmaceutical company in Japan and one of the industry’s leaders worldwide, Takeda is committed to strive toward better health for individuals and progress in medicine by developing superior pharmaceutical products.

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      This press release contains forward-looking statements based on current expectations, and Kos assumes no obligation to update these statements or make any further statements on any of these issues. These forward-looking statements are intended to fall within the safe harbor provisions under the Private Securities Litigation Reform Act. These forward-looking statements are often identified by words such as “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “require,” “intend,” “assume,” and similar words and include Kos’ statements of its expectations regarding the continued growth in sales of Niaspan and Advicor, the maximization of the value of Kos’ cholesterol franchise within the U.S. market, Kos’ further penetratation of its physician base and increase in prescriptions, the success of the co-promotion agreement, the strategic value of the co-promotion agreement, and the improvement of reach and frequency to physicians who prescribe cholesterol therapies. All forward-looking statements are subject to risks and uncertainties. Several factors could cause actual events to differ materially from the forward-looking statements, including, but not limited to, the market acceptance of the Advicor and Niaspan products, the protection afforded by Kos’ patents, the ability of TPNA to generate increased prescription growth, the effect of conditions in the pharmaceutical industry and the economy in general, as well as certain other risks. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Information: Certain Cautionary Statements” section of Kos’ Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission, and in other documents filed with the SEC.

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